Exhibit 99.1

For information contact:
Paul R. Flanders
FOR IMMEDIATE RELEASE	Chief Financial Officer
(315) 424-0513

Carrols Corporation Reports First Quarter 2005 Revenue Increase of 8%;

Fiscal 2004 Revenues of $698 million Increased 8.2%

Syracuse, New York (April 27, 2005) – Carrols Corporation reported that revenues for the first quarter ended March 31, 2005 increased 8.0% to $169.5 million from $156.9 million in the first quarter of 2004. The Company reported that revenues from its Hispanic restaurant brands, which include the Taco Cabana and Pollo Tropical restaurant chains, increased 11.7% in the first quarter to $84.6 million and that sales from its Burger King restaurants increased 4.6% to $84.9 million in the quarter. Comparable unit sales increased 10.6% at Pollo Tropical, 5.5% at Taco Cabana and 5.0% for Carrols’ Burger King restaurants.

The Company also indicated that total revenues for the year ended December 31, 2004 were $697.9 million and increased 8.2% over 2003 revenues of $645.0 million. Revenues for the Company’s Hispanic restaurant brands increased 12.5% in 2004 to $328.0 million; sales at its Burger King restaurants increased 4.7%. Comparable unit sales (as adjusted to exclude the effect of one extra week in fiscal 2004) increased 10.6% at Pollo Tropical, 4.8% at Taco Cabana and 2.9% at the Company’s Burger King restaurants.

The Company did not disclose full operating results pending completion of its 2004 audit and the filing of its financial statements with the Securities and Exchange Commission. Similar to a significant number of companies in the restaurant and retail industries, the Company indicated in a filing earlier in the month that it is in the process of completing a re-evaluation of its historical accounting with respect to operating leases and its related depreciation practices for leasehold improvements. As a consequence, the Company indicated that it would be restating prior period financial statements to reflect an acceleration of depreciation on its leasehold improvements. It is also reviewing its accounting practices with respect to amortization of certain intangible assets and its accounting for stock options.

Carrols Corporation is one of the largest restaurant companies in the U.S. currently operating 538 restaurants in 17 states. Carrols is the largest franchisee of Burger King restaurants with 347 Burger Kings located in 13 Northeastern, Midwestern and Southeastern states. It also operates two regional Hispanic restaurant chains that operate or franchise more than 200 restaurants. Carrols owns and operates 127 Taco Cabana restaurants located in Texas, Oklahoma and New Mexico, and franchises eight Taco Cabana restaurants. Carrols also owns and operates 64 Pollo Tropical restaurants in south and central Florida and franchises 25 Pollo Tropical restaurants in Puerto Rico (21 units), Ecuador (3 units) and South Florida.

This report contains certain forward-looking statements that reflect management’s current expectations and are based upon currently available data; however, actual results are subject to future events, risks and uncertainties, which could cause actual results to differ materially from those projected in the forward-looking statements. Investors are referred to the full discussion of risks and uncertainties as contained in Carrols Corporation’s filings with the Securities and Exchange Commission.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

Carrols Corporation

(unaudited)

	First Quarter Ended March 31,(1)		Year Ended December 31,(1)
(dollars in thousands)	2005	2004	2004	2003
Revenues:
Burger King restaurants	$84,886	$81,129	$369,837	$353,310
Pollo Tropical restaurants	34,161	29,372	124,000	109,201
Taco Cabana restaurants	50,091	46,044	202,506	181,068
Franchise royalty revenues and fees	378	355	1,536	1,406

Total revenues	169,516	156,900	697,879	644,985
Change in Comparable Restaurant Sales: (2)
Burger King	5.0%	(3.2)%	2.9%	(7.2)%
Pollo Tropical	10.6%	8.0%	10.6%	2.3%
Taco Cabana	5.5%	4.9%	4.8%	(3.0)%

(1)	The first quarter included 13 weeks in both 2005 and 2004. The year-ended December 31, 2005 included 53 weeks compared to 52 weeks for the year-ended December 31, 2004.

(2)	The change in comparable restaurant sales is calculated using only those restaurants open since the beginning of the earliest period being compared (12 months for Burger King and 18 months for Pollo Tropical and Taco Cabana). This percentage change has also been adjusted to exclude the effect of one extra week in the fiscal year ended December 31, 2004.

- END -

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616